Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-8 of our report dated September 13, 2016, with respect to the consolidated financial statements of Magellan Petroleum Corporation (now named Tellurian Inc.) as of and for the year ended June 30, 2016, filed on September 14, 2016, which appears in this Registration Statement, which includes an explanatory paragraph regarding the substantial doubt about Magellan Petroleum Corporation’s ability to continue as a going concern.

/s/ EKS&H LLLP
EKS&H LLLP

September 26, 2017

Denver, Colorado